UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2018

SMARTAG INTERNATIONAL, INC.

(Exact name of registrant issuer as specified in its charter)

File Number 000-53792

Nevada	81-0554149
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3651 Lindell Road Ste D269, Las Vegas, NV 89103
(Address of principal executive offices, including zip code)

Registrant’s phone number, including area code (702) 589-2176

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below): [ ]

¨      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

On February 2, 2018, Smartag International, Inc. (“Smartag,” “Company,” “we,” “us,” or “our”) restructured the terms of our previous agreements with Shenzhen Shen Nan Shun Technology Co. Ltd (“SSNST”) and Hong Kong Vander Trade Limited (“Vander”).

In November 2015, Smartag entered into an agreement with SSNST, a company based in Shenzhen, China which is involved in e-commerce trading on e-Bay, Amazon and Alipay platforms. SSNST assisted Smartag in developing a e-Commerce trading, procurement, collection and distribution through a new joint venture company in Hong Kong called Hong Kong Vander Trade Limited (“Vander”). On January 1, 2016, entered into an e-Commerce Sourcing Agreement (the “Sourcing Agreement”) whereby the two parties agreed to operate on revenue share joint efforts whereby Vander was to source for a range of products primarily from China and SII had synergistic business in information technology and e-Commerce with a view of handling the logistics and supply chain and remittances from purchases on the major e-Commerce platforms in North America including Amazon, eBay and e-Walmart.

On February 2, 2018, Smartag entered into a Joint Venture & Shareholder’s Agreement with Vander (“JV Agreement”). As a result, the previous agreements with SSNST and Vander shall terminate upon the formation the new joint venture entity. Under the terms of the JV Agreement, Smartag and Vander will form a new Hong Kong entity called Smartag e-Business Ltd. (“Newco”). Newco shall pursue e-Commerce and related Fintech e-Money and e-remittance solutions. Smartag shall own 70% of Newco and Vander shall own 30% of Newco. A copy of the JV Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. 10.1	Joint Venture & Shareholder’s Agreement dated February 2, 2018, by and Smartag International, Inc. and Hong Kong Vander Trade Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smartag International, Inc.

February 5, 2018

/s/ Lock Sen Yow

Name: Lock Sen Yow

Title: Chief Financial Officer